Exhibit 99.2

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF PARENT

CONDENSED BALANCE SHEETS
(in millions)

	Balance at December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$183	$673
Advances in affiliates	22	398
Other current assets	3	9
Total current assets	208	1,080
Equipment	15	20
Accumulated depreciation	(13)	(15)
Net equipment	2	5
Restricted cash	—	361
Investments in subsidiaries	8,848	4,810
Other investments	31	24
Deferred income taxes	104	478
Other	14	32
Total Assets	$9,207	$6,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable – related parties	$3	$2
Accounts payable - other	15	28
Income taxes payable	83	258
Other	53	158
Total current liabilities	154	446
Noncurrent Liabilities:
Long-term debt	280	883
Net investment in NEGT	—	1,216
Other	140	30
Total noncurrent liabilities	420	2,129
Preferred stock	—	—
Common Shareholders’ Equity
Common stock	6,518	6,468
Common stock held by subsidiary	(718)	(690)
Unearned compensation	(26)	(20)
Accumulated earnings (deficit)	2,863	(1,458)
Accumulated other comprehensive loss	(4)	(85)
Total common shareholders’ equity	8,633	4,215
Total Liabilities and Shareholders’ Equity	$9,207	$6,790

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003, and 2002
(in millions, except per share amounts)

	2004	2003	2002
Administrative service revenue	$85	$101	$96
Equity in earnings of subsidiaries	3,959	917	1,842
Operating expenses	(110)	(133)	(141)
Interest income	15	20	30
Interest expense	(132)	(200)	(253)
Other income (expense)	(91)	2	81
Income before income taxes	3,726	707	1,655
Less: Income tax benefit	(94)	(84)	(68)
Income from continuing operations	3,820	791	1,723
Gain on disposal of NEGT	684	—	—
Discontinued operations	—	(365)	(2,536)
Cumulative effect of changes in accounting principles	—	(6)	(61)
Net income (loss) before intercompany eliminations	$4,504	$420	$(874)
Weighted average common shares outstanding	$398	$385	$371
Earnings (loss) per common share, basic (1)	$10.80	$1.04	$(2.30)
Earnings (loss) per common share, diluted (1)	$10.57	$1.02	$(2.27)

CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003, and 2002
(in millions)

	2004	2003	2002
Cash Flows from Operating Activities:
Net income (loss)	$4,504	$420	$(874)
Gain on disposal of NEGT (net of $30 million payment to NEGT)	(684)	—	—
Loss from discontinued operations	—	365	2,536
Cumulative effect of changes in accounting principles	—	6	61
Net income from continuing operations	3,820	791	1,723
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of subsidiaries	(3,959)	(917)	(1,842)
Deferred taxes	27	265	(660)
NEGT settlement payment	(30)	—	—
Other - net	160	391	458
Net cash provided (used) by operating activities	18	530	(321)
Cash Flows From Investing Activities:
Capital expenditures	—	—	(1)
Investment in subsidiaries	(28)	—	—
Increase in Restricted Cash (2)	361	—	—
Net cash provided (used) by investing activities	333	—	(1)
Cash Flows From Financing Activities (3):
Common stock issued	162	166	217
Common stock repurchased	(350)	—	—
Long-term debt issued	—	581	847
Long-term debt redeemed	(652)	(787)	(908)
Other - net	(1)	1	—
Net cash provided (used) by financing activities	(841)	(39)	156
Net change in cash and cash equivalents	(490)	491	(166)
Cash and cash equivalents at January 1	673	182	348
Cash and cash equivalents at December 31	183	673	182

(1)                                  PG&E Corporation adopted the consensus reached by Emerging Issues Task Force, or EITF, in EITF issue No. 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” or EITF 03-06, as ratified by the

Financial Accounting Standards Board on March 31, 2004.

PG&E Corporation currently has outstanding $280 million principal amount of convertible subordinated 9.50% notes due 2010, or Convertible Notes, that are entitled to receive (non-cumulative) dividend payments without exercising the conversion option. These Convertible Notes, which were issued in June 2002, meet the criteria of a participating security in the calculation of earnings per share using the “two-class” method.

Accordingly, the basic and diluted earnings per share calculations for each of the years in the three year period ended December 31, 2004 reflect the allocation of earnings between PG&E Corporation common stock and the participating security.

(2)                                  PG&E Corporation changed the classification of changes in restricted cash balances in this Condensed Statements of Cash Flows for the year ended December 31, 2004, to present such changes as an investing activity. This change in restricted cash balance was previously presented as an operating activity. This change in presentation resulted in a $361 million increase in investing cash flows and corresponding decrease in operating cash flows from the amounts previously reported by PG&E Corporation.  PG&E Corporation did not have any changes in restricted cash balances for the years ended December 31, 2003 and 2002 to reclassify to be consistent with 2004 presentation.

(3)                                  PG&E Corporation did not receive any cash dividends during 2004, 2003 and 2002.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors and Shareholders of
PG&E Corporation and Pacific Gas and Electric Company

We have audited the consolidated financial statements of PG&E Corporation and subsidiaries (the “Company”) and Pacific Gas and Electric Company and subsidiaries (the “Utility”) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, management’s assessment of the effectiveness of the Company’s and the Utility’s internal control over financial reporting as of December 31, 2004, and the effectiveness of the Company’s and the Utility’s internal control over financial reporting as of December 31, 2004, and have issued our reports thereon dated February 16, 2005 (October 27, 2005 as to the ninth paragraph of Note 1, which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to accounting changes and changes in certain classifications); such consolidated financial statements and reports are included in this current report on Form 8-K. Our audits also included the consolidated financial statement schedules of the Company included in this current report on Form 8-K.  These consolidated financial statement schedules are the responsibility of the Company’s and the Utility’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

San Francisco, California

February 16, 2005

(October 27, 2005 as to footnote 2 to Schedule I)